Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2024 RESULTS

●Second quarter comparable store sales growth of 2.3%
●7% increase in year-to-date earnings per share to $19.75
●$1.7 billion net cash provided by operating activities year-to-date

Springfield, MO, July 24, 2024 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue for its second quarter ended June 30, 2024.

2nd Quarter Financial Results

Brad Beckham, O’Reilly’s CEO, commented, “I would like to thank all of Team O’Reilly for their tremendous hard work and unwavering commitment to providing excellent customer service and taking care of our customers every day.  Our comparable store sales results were below our expectations for the second quarter, as the soft demand environment we experienced at the beginning of the quarter persisted through May.   Sales trends improved in June, in line with our expectations, aided by strong performance in summer weather-related categories in many of our markets.  Against this challenging backdrop, our Team generated a second quarter comparable store sales increase of 2.3%, on top of a 9.0% increase last year, driven by solid, mid-single digit growth in our professional business.  Our Team of Professional Parts People continues to be relentlessly focused on delivering unsurpassed levels of service to our customers, while also prudently managing expenses.”

Sales for the second quarter ended June 30, 2024, increased $203 million, or 5%, to $4.27 billion from $4.07 billion for the same period one year ago.  Gross profit for the second quarter increased 4% to $2.17 billion (or 50.7% of sales) from $2.09 billion (or 51.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the second quarter increased 6% to $1.30 billion (or 30.5% of sales) from $1.23 billion (or 30.3% of sales) for the same period one year ago.  Operating income for the second quarter increased 1% to $863 million (or 20.2% of sales) from $854 million (or 21.0% of sales) for the same period one year ago.

Net income for the second quarter ended June 30, 2024, decreased $5 million, or 1%, to $623 million (or 14.6% of sales) from $627 million (or 15.4% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 3% to $10.55 on 59 million shares versus $10.22 on 61 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Beckham concluded, “Based on our results so far this year, we are updating our full-year comparable store sales guidance from a range of 3.0% to 5.0% to a range of 2.0% to 4.0%.  Despite the challenges we have seen in the demand environment in the first half of 2024, we believe our industry’s long-term drivers for demand remain strong.  More importantly, we remain confident in our Team’s ability to grow market share by continuously providing exceptional service, supported by best-in-class inventory availability.  We continue to be pleased with our new store performance and our Team’s ability to further grow share with expansion in both new and existing markets.  During the first half of 2024, we opened 64 new stores in the U.S. and Mexico, and we continue to expect to hit our target of 190 to 200 net, new store openings this year.”

Sales for the first six months of 2024 increased $472 million, or 6%, to $8.25 billion from $7.78 billion for the same period one year ago.  Gross profit for the first six months of 2024 increased 6% to $4.20 billion (or 50.9% of sales) from $3.98 billion (or 51.1% of sales) for the same period one year ago.  SG&A for the first six months of 2024 increased 7% to $2.59 billion (or 31.4% of sales) from $2.41 billion (or 30.9% of sales) for the same period one year ago.  Operating income for the first six months of 2024 increased 3% to $1.62 billion (or 19.6% of sales) from $1.57 billion (or 20.2% of sales) for the same period one year ago.

Net income for the first six months of 2024 increased $26 million, or 2%, to $1.17 billion (or 14.2% of sales) from $1.14 billion (or 14.7% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2024 increased 7% to $19.75 on 59 million shares versus $18.49 on 62 million shares for the same period one year ago.

2nd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, and sales to Team Members, as well as sales from Leap Day in the six months ended June 30, 2024.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 2.3% for the second quarter ended June 30, 2024, on top of 9.0% for the same period one year ago.  Comparable store sales increased 2.8% for the six months ended June 30, 2024, on top of 9.8% for the same period one year ago.

Share Repurchase Program

During the second quarter ended June 30, 2024, the Company repurchased 0.8 million shares of its common stock, at an average price per share of $1,012.14, for a total investment of $794 million.  During the first six months of 2024, the Company repurchased 1.0 million shares of its common stock, at an average price per share of $1,016.43, for a total investment of $1.06 billion.  Excise tax on shares repurchased, assessed at one percent of the fair market value of shares repurchased, was $10.6 million for the six months ended June 30, 2024.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $1,036.84, for a total investment of $224 million.  The Company has repurchased a total of 95.3 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $256.59, for a total aggregate investment of $24.47 billion.  As of the date of this release, the Company had approximately $1.28 billion remaining under its current share repurchase authorization.

Updated Full-Year 2024 Guidance

The table below outlines the Company’s updated guidance for selected full-year 2024 financial data:

For the Year Ending
December 31, 2024
Net, new store openings	190 to 200
Comparable store sales	2.0% to 4.0%
Total revenue	$16.6 billion to $16.9 billion
Gross profit as a percentage of sales	51.0% to 51.5%
Operating income as a percentage of sales	19.6% to 20.1%
Effective income tax rate	22.4%
Diluted earnings per share (1)	$40.75 to $41.25
Net cash provided by operating activities	$2.7 billion to $3.1 billion
Capital expenditures	$900 million to $1.0 billion
Free cash flow (2)	$1.8 billion to $2.1 billion

As previously announced, the Company completed the acquisition of Groupe Del Vasto in Canada (“Vast Auto”) in January of 2024, and the results of Vast Auto’s operations have been included in the Company’s consolidated financial statements since the acquisition date.  The above updated consolidated guidance for selected full-year 2024 financial data includes expected impacts from Vast Auto’s operations, including an updated estimate of 30 basis points of dilution to gross profit as a percentage of sales but an unchanged estimate of 15 basis points of dilution to operating income as a percentage of sales for the full-year 2024.

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2024
Net cash provided by operating activities		$2,715	to	$3,125
Less:	Capital expenditures	900	to	1,000
	Excess tax benefit from share-based compensation payments	15	to	25
Free cash flow		$1,800	to	$2,100

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation, and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 25, 2024, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (888) 506-0062 and the conference call identification number is 298734.  A replay of the conference call will be available on the Company’s website through Thursday, July 24, 2025.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment, and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities, and other programs.  As of June 30, 2024, the Company operated 6,244 stores across 48 U.S. states, Puerto Rico, Mexico, and Canada.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend,” “guidance,” “target,” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues, and future performance.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties, and assumptions, including, but not limited to, the economy in general; inflation; consumer debt levels; product demand; a public health crisis; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; damage, failure, or interruption of information technology systems, including information security and cyber-attacks; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2023, and subsequent Securities and Exchange Commission filings, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

For further information contact:	Investor Relations Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

Media Contact
Sonya Cox (417) 829-5709

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2024	June 30, 2023	December 31, 2023
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$145,042	$57,880	$279,132
Accounts receivable, net	475,596	374,714	375,049
Amounts receivable from suppliers	144,303	138,666	140,443
Inventory	4,788,686	4,626,410	4,658,367
Other current assets	125,861	113,597	105,311
Total current assets	5,679,488	5,311,267	5,558,302

Property and equipment, at cost	8,730,297	7,872,672	8,312,367
Less: accumulated depreciation and amortization	3,434,610	3,170,474	3,275,387
Net property and equipment	5,295,687	4,702,198	5,036,980

Operating lease, right-of-use assets	2,240,314	2,185,196	2,200,554
Goodwill	1,000,074	897,128	897,696
Other assets, net	177,619	180,834	179,463
Total assets	$14,393,182	$13,276,623	$13,872,995

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$6,226,238	$6,219,838	$6,091,700
Self-insurance reserves	125,859	131,781	128,548
Accrued payroll	143,194	127,333	138,122
Accrued benefits and withholdings	186,715	150,453	174,650
Income taxes payable	89,344	233,507	7,860
Current portion of operating lease liabilities	401,713	380,618	389,536
Other current liabilities	950,145	450,169	730,937
Total current liabilities	8,123,208	7,693,699	7,661,353

Long-term debt	5,397,774	4,873,702	5,570,125
Operating lease liabilities, less current portion	1,912,036	1,870,392	1,881,344
Deferred income taxes	335,600	260,642	295,471
Other liabilities	207,956	205,661	203,980

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
58,238,711 as of June 30, 2024, and
60,402,359 as of June 30, 2023, and
59,072,792 as of December 31, 2023	582	604	591
Additional paid-in capital	1,415,799	1,330,270	1,352,275
Retained deficit	(3,008,665)	(2,994,418)	(3,131,532)
Accumulated other comprehensive income	8,892	36,071	39,388
Total shareholders’ deficit	(1,583,392)	(1,627,473)	(1,739,278)

Total liabilities and shareholders’ deficit	$14,393,182	$13,276,623	$13,872,995

Note:  The balance sheet at December 31, 2023, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sales	$4,272,201	$4,068,991	$8,248,441	$7,776,855
Cost of goods sold, including warehouse and distribution expenses	2,104,141	1,982,409	4,046,209	3,799,944
Gross profit	2,168,060	2,086,582	4,202,232	3,976,911

Selling, general and administrative expenses	1,304,762	1,232,809	2,586,453	2,406,493
Operating income	863,298	853,773	1,615,779	1,570,418

Other income (expense):
Interest expense	(54,831)	(49,587)	(111,979)	(94,159)
Interest income	1,528	760	3,184	1,628
Other, net	1,561	4,186	4,962	8,665
Total other expense	(51,742)	(44,641)	(103,833)	(83,866)

Income before income taxes	811,556	809,132	1,511,946	1,486,552
Provision for income taxes	188,708	181,767	341,860	342,302
Net income	$622,848	$627,365	$1,170,086	$1,144,250

Earnings per share-basic:
Earnings per share	$10.61	$10.32	$19.88	$18.66
Weighted-average common shares outstanding – basic	58,679	60,817	58,849	61,324

Earnings per share-assuming dilution:
Earnings per share	$10.55	$10.22	$19.75	$18.49
Weighted-average common shares outstanding – assuming dilution	59,044	61,366	59,250	61,878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30,
	2024	2023
Operating activities:
Net income	$1,170,086	$1,144,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	222,885	191,673
Amortization of debt discount and issuance costs	3,201	2,431
Deferred income taxes	18,175	13,507
Share-based compensation programs	14,229	14,571
Other	5,215	75
Changes in operating assets and liabilities:
Accounts receivable	(79,475)	(31,443)
Inventory	(85,137)	(257,337)
Accounts payable	117,582	335,299
Income taxes payable	81,228	261,208
Other	185,085	(22,865)
Net cash provided by operating activities	1,653,074	1,651,369

Investing activities:
Purchases of property and equipment	(474,607)	(460,942)
Proceeds from sale of property and equipment	7,528	7,056
Investment in tax credit equity investments	—	(4,149)
Other, including acquisitions, net of cash acquired	(155,376)	(1,971)
Net cash used in investing activities	(622,455)	(460,006)

Financing activities:
Proceeds from borrowings on revolving credit facility	30,000	2,776,000
Payments on revolving credit facility	(30,000)	(1,976,000)
Net payments of commercial paper	(173,500)	—
Principal payments on long-term debt	—	(300,000)
Payment of debt issuance costs	—	(24)
Repurchases of common stock	(1,063,791)	(1,791,451)
Net proceeds from issuance of common stock	73,790	48,680
Other	(569)	(354)
Net cash used in financing activities	(1,164,070)	(1,243,149)

Effect of exchange rate changes on cash	(639)	1,083
Net decrease in cash and cash equivalents	(134,090)	(50,703)
Cash and cash equivalents at beginning of the period	279,132	108,583
Cash and cash equivalents at end of the period	$145,042	$57,880

Supplemental disclosures of cash flow information:
Income taxes paid	$80,401	$65,361
Interest paid, net of capitalized interest	110,449	88,924

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		June 30,
Adjusted Debt to EBITDAR:		2024	2023
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$5,397,774	$4,873,702
Add:	Letters of credit	137,501	111,428
	Unamortized discount and debt issuance costs	27,226	26,298
	Six-times rent expense	2,625,438	2,455,938
Adjusted debt		$8,187,939	$7,467,366

GAAP net income		$2,372,417	$2,258,260
Add:	Interest expense	219,488	179,654
	Provision for income taxes	657,727	636,388
	Depreciation and amortization	440,273	381,561
	Share-based compensation expense	27,169	28,327
	Rent expense (i)	437,573	409,323
EBITDAR		$4,154,647	$3,893,513

Adjusted debt to EBITDAR		1.97	1.92

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended June 30, 2024 and 2023 (in thousands):

		For the Twelve Months Ended
		June 30,
		2024	2023
Total lease cost, per ASC 842		$520,327	$485,805
Less:	Variable non-contract operating lease components, related to property taxes and insurance	82,754	76,482
Rent expense		$437,573	$409,323

	June 30,
	2024	2023
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$767	$762
Accounts payable to inventory (3)	130.0%	134.4%

		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
		2024	2023	2024	2023
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$948,859	$937,605	$1,653,074	$1,651,369
Less:	Capital expenditures	225,367	237,674	474,607	460,942
	Excess tax benefit from share-based compensation payments	5,258	14,612	21,378	18,990
	Investment in tax credit equity investments	—	4,149	—	4,149
Free cash flow		$718,234	$681,170	$1,157,089	$1,167,288

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue Disaggregation (in thousands):
Sales to do-it-yourself customers	$2,149,044	$2,130,002	$4,151,030	$4,048,469
Sales to professional service provider customers	1,999,704	1,853,364	3,869,444	3,565,328
Other sales, sales adjustments, and sales from the acquired Vast Auto stores	123,453	85,625	227,967	163,058
Total sales	$4,272,201	$4,068,991	$8,248,441	$7,776,855

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
Store Count:
Beginning domestic store count	6,131	5,986	6,095	5,929	6,027	5,873
New stores opened	21	41	57	100	126	158
Stores closed	—	—	—	(2)	(1)	(4)
Ending domestic store count	6,152	6,027	6,152	6,027	6,152	6,027

Beginning Mexico store count	63	43	62	42	44	27
New stores opened	6	1	7	2	25	17
Ending Mexico store count	69	44	69	44	69	44

Beginning Canada store count	23	—	—	—	—	—
Stores acquired	—	—	23	—	23	—
Ending Canada store count	23	—	23	—	23	—

Total ending store count	6,244	6,071	6,244	6,071	6,244	6,071

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Store and Team Member Information:
Total employment	91,874	90,670
Square footage (in thousands) (4)	47,500	45,622
Sales per weighted-average square foot (4)(5)	$87.88	$88.12	$341.51	$334.21
Sales per weighted-average store (in thousands) (4)(6)	$677	$665	$2,613	$2,516

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. and Puerto Rico operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions, or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions, or closures.